EXHIBIT 99.1

Team, Inc. Announces Changes to Its Board of Directors

SUGAR LAND, Texas, Aug. 10, 2015 (GLOBE NEWSWIRE) -- Team, Inc. (NYSE:TISI) today announced that Michael A. Lucas, 54, has been appointed to the Team Board of Directors. Mr. Lucas is the President and Chief Executive Officer of Powell Industries (NASDAQ:POWL). Prior to becoming the CEO of Powell Industries, Mr. Lucas spent fourteen years at Emerson most recently as President of Emerson Network Power, Energy Systems. Mr. Lucas will stand for re-election at Team's upcoming Annual Meeting of Shareholders in September 2015.

Team also announced today that Jack M. Johnson, Jr., 76, has informed Team of his intention to retire from the Team Board of Directors at the end of his current term on September 24, 2015. Mr. Johnson has served with distinction on Team's Board of Directors for 24 years. Mr. Johnson is the Managing General Partner of Wintermann & Company, President of Winco Agriproducts, a director of Security State Bank in Anahuac, Texas, a director of the Colorado Land Trust and a past chairman of the Lower Colorado River Authority. Following his retirement from the Board, Mr. Johnson will continue to be associated with Team as a Director Emeritus.

Team's Executive Chairman, Phil Hawk, said: "We are grateful for Jack Johnson's contributions and leadership to Team over the past 24 years. We are also pleased to be able to add the strong leadership of Mike Lucas to our Board in order to continue Team's legacy of strong board leadership".

About Team, Inc.

Headquartered near Houston, Texas, Team Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 150 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Greg L. Boane (281) 388-5541